Exhibit 99.1   Letter of Intent

June 18, 2003

China Direct Trading Co.
12535 Orange Drive #613
Davie, Florida 33330


Letter of Intent

The following will summarize the principal terms of a merger agreement Merger Agreement") to be entered into between CBQ Inc.(CBQI), a Colorado corporation and China Direct Trading Company (CDTC), a Florida Corporation, as follows:
1. CBQI and CDTC intend to enter into a merger agreement pursuant to which among other things, CBQI will be merged into CDTC with CDTC being the surviving corporation. 2. Prior to the execution of the merger agreement, CBQI will be responsible for all expenses incurred in the connection with the proposed merger agreement including attorneys fees, accountants, and any other expenses involved in the Transaction.
3. The closing of the Merger Agreement ( "Closing ) will be a date not later than one hundred and eighty (180) days after the Merger Agreement is signed, which will be the closing date. 4. The terms of the proposed merger will be further negotiated and memorialized in the definitive Merger Agreement, which will contain the usual and customary representations and warranties, specific obligations of the parties pending the Closing and conditions precedent to Closing.
5. The representatives of CBQI and CDTC, respectively, are to be permitted to make a full and complete investigation of the business, properties, customers, financial statements and books and records of CBQI and CDTC, respectively, for a period of one hundred and eighty (180) days from the signing of this letter of intent.
6. During the period from the date of this Letter of Intent to Closing, CBQI and CDTC respectively will operate in the ordinary course of business and both companies will use their best efforts to preserve their businesses and relationships with their employees, customers, distributors, and suppliers. 7. Without the prior approval of the other party to this letter, no party will hereafter make any announcement of the transactions contemplated hereby, until and unless the Merger Agreement is executed by both parties.
This Letter of Intent is accepted by the parties as a statement of mutual intention at this time to conduct further negotiations along the lines indicated above, and it is understood that the proposed purchase of assets is subject to the negotiation of the Merger Agreement, and review and approval thereof by the respective legal counsel and boards of directors of the parties. It is understood that except for the provisions 2, and 7, (which are binding on CBQI) , neither CBQI nor CDTC will be bound to the other by this Letter of Intent for damages, expenses, failure to finally agree upon the definitive Merger Agreement, or in any other way. If the foregoing correctly sets forth our general understanding, kindly so indicate by signing and returning the enclosed copy of this Letter of Intent.


Very truly yours


CBQI Inc.

AGREED AND ACCEPTED AS OF THE DATE OF THIS LETTER:

China Direct Trading Company
By: Howard Ullman /s/
President